EXHIBIT 23.2

     As independent public accountants, we hereby consent to the use of our report dated September , 1996 on our audits of the consolidated balance sheets and statements of operations, shareholders' equity and cash flows as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and to all references to our Firm included in or made a part of this registration statement.